Exhibit 23.6

Consent to be Named as a Director Nominee

In connection with the filing by Athena Technology Acquisition Corp. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a nominee to the board of directors of Athena Technology Acquisition Corp. following the consummation of the business combination, which will be renamed Heliogen, Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: November 19, 2021

Name: Bill Gross

/s/ Bill Gross
Signature